Exhibit 23.4

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to Vital Energy, Inc. of references to our name and of our report dated June 7, 2023, relating to the consolidated financial statements of Driftwood Energy Partners, LLC and subsidiaries as of and for the years ended December 31, 2022 and 2021, included on that Current Report on Form 8-K of Vital Energy, Inc. dated June 15, 2023.

/s/ WEAVER AND TIDWELL, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Dallas, Texas

October 1, 2024

Weaver and Tidwell, L.L.P.

2300 North Field Street, Suite 1000 | Dallas, Texas 75201

Main: 972.490.1970

CPAs AND ADVISORS | WEAVER.COM